Exhibit 99.1

MRV ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

CHATSWORTH, CA - MAY 10, 2011 - MRV Communications, Inc. (OTC Pink Sheets: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the first quarter ended March 31, 2011. MRV also announced the availability of its 2010 annual report and letter to stockholders, outlining management's corporate objectives, capital deployment expectations and business strategy for its operating units. A copy of the annual report and stockholder letter can be found here: http://ir.mrv-corporate.com.

First quarter 2011 highlights include:

•	Revenue of $63.9 million, an increase of 5% over the first quarter of 2010

•	Selling, general and administrative (“SG&A”) declined $1.4 million year-over-year and as a percentage of revenue improved to 28% from 32%

•	The Network Equipment group has embarked upon several new product development initiatives to support emerging technology and to produce cost-effective and feature-rich solutions

•	The Network Equipment group is selectively expanding its direct sales presence and channel partners in key geographies, including Asia, Australia, India, Africa and South America

•	The Network Integration group is expanding its high margin services portfolio by offering Tier 3 Network Operation Center support and security services

•	The Network Integration group is expanding its sales presence in the Middle East and Africa

Dilip Singh, chief executive officer of MRV, commented on the first quarter, “I am pleased that we achieved 5% year-over-year growth compared to the first quarter of last year which was an atypical first quarter with strong revenues and unusually high gross margins. Our financial results also reflect an improved cost structure that saw a meaningful decline in SG&A both in absolute terms and as a percentage of sales. Looking forward we will continue to control these expenses while opening new geographic markets for our products and continuing our new product development initiatives.”

MRV reported first quarter 2011 revenue of $63.9 million, an increase of 5% when compared with revenue of $60.9 million in the first quarter of 2010. The year-over-year increase is attributable to a 14%, increase in Network Integration group revenue, and a $0.8 million, or 3%, increase in Network Equipment revenue. These increases were partially offset by a $2.4 million, or 100%, increase in intersegment revenues from the Network Equipment group to the Network Integration group, which are eliminated in consolidation. Revenue was down sequentially compared to the fourth quarter of 2010, which was a record quarter at $75.5 million, reflecting expected and normal seasonality due to the strong year-end sales cycle as companies are required to utilize remaining budgetary resources.

Gross margin for the first quarter of 2011 was 40%, down from 47% in the first quarter of 2010, and up slightly from the 39% reported in the fourth quarter of 2010. The year-over-year decline in average gross margins was primarily due to unusually high margins in the prior year.

SG&A for the first quarter of 2011 was $17.9 million, a decline of $1.4 million, or 7%, when compared with the first quarter of 2010. As a percentage of sales, SG&A declined to 28% in comparison to the first quarter of 2010 when SG&A as a percentage of sales was 32%. This decline was primarily the result of lower sales and marketing expense, as well as a decline in G&A expense. When compared with the fourth quarter of 2010, SG&A declined by $2.4 million, or 12%. As a percentage of sales, SG&A was 27% in the fourth quarter of 2010.

The Company's provision for income taxes of $1.8 million was high in relation to pre-tax income of $1.2 million as the company had profit in foreign tax jurisdictions and losses in the U.S. where they do not generate a tax benefit due to the Company's full valuation allowance against its net operating loss carryforwards. Net loss from continuing operations attributed to MRV stockholders in the first quarter of 2011 was $0.5 million, or $0.00 per share. This compares with net income from continuing operations attributable to MRV stockholders of $2.2 million, or $0.01 per diluted share in the first quarter of 2010.

During the first quarter of 2011, MRV management continued to execute its longer-term objectives of reevaluating MRV's business unit portfolio, eliminating unprofitable product lines, and helping its business units to improve their operating models, to manage their risk and to strategically position themselves for long-term growth and profitability. The management team's reevaluation of MRV's business unit portfolio led to the sale of Source Photonics, Inc. and its related entities and the purchase of the remaining 40% in Tecnonet S.p.A. that the Company did not already own in the fourth quarter of 2010. In the first quarter of 2011, management worked toward the sale of the subsidiaries of MRV Switzerland Ltd (d/b/a TurnKey), MRV's Swiss Network Integration company, which was completed on May 6, 2011 for approximately $1.4 million. TurnKey acted as general contractor for installation of telecommunication and computer network infrastructure, and provided network integration services for government and institutional customers. TurnKey also provided network integration, support, hosting and co-location services for enterprise customers. TurnKey contributed $1.9 million in revenues and $0.2 million in operating loss to MRV's first quarter results.

Operating Segment Results

MRV's operating units, as outlined below, provide a wide range of optical communications network infrastructure equipment and services to a broad range of telecom concerns. MRV is also a single source provider of routing, Ethernet and optical transport equipment and services, able to provide its customers with integrated network management, cost effective equipment and network integration services expertise.

Network Equipment

MRV's Network Equipment operating segment reported revenue of $31.3 million, an increase of 3% when compared with revenue of $30.5 million in the first quarter of 2010. The year-over-year increase is attributable to 12% revenue growth in the Company's subsidiary, Creative Electronic Systems SA (“CES”), partially offset by a 1% decline in the Company's Optical Communications Systems (“OCS”) unit, which enjoyed an unusually strong first quarter in 2010. Network Equipment revenue declined 8% sequentially from $34.0 million in the fourth quarter of 2010, reflecting normal seasonality.

Network Equipment gross margin for the first quarter of 2011 was 54%, down from 58% in the first quarter of 2010 and down from 57% reported in the fourth quarter of 2010. The impact on gross profit from the year-over-year decline in gross margins was partially offset by the 3% increase in revenue. Gross profit at OCS declined $1.1 million in the first quarter of 2011 compared to 2010. OCS gross margins declined from the first quarter of 2010 which was unusually high due in part to sales of optical components sold as part of system solutions, which had a more rapid decline in cost than in average selling prices that quarter. CES margins decreased 316 basis points due to the impact of foreign currency fluctuations.

Network Equipment SG&A for the first quarter of 2011 was $8.4 million, a decrease of $1.0 million, or 11%, when compared with $9.5 million reported in the first quarter of 2010. As a percentage of sales, SG&A was 27%, a decrease of 4 percentage points when compared with the first quarter of 2010. This decline was the result of lower sales and marketing expense. When compared with the fourth quarter of 2010, SG&A declined by $1.7 million, or 17%. As a percentage of sales, SG&A was 30% in the fourth quarter of 2010.

Network Equipment operating income in the first quarter of 2011 was $2.4 million compared to operating income of $2.9 million in the first quarter of 2010.

Network Integration

MRV's Network Integration operating segment reported revenue of $37.3 million, an increase of 14% when compared with revenue of $32.7 million in the first quarter of 2010. Revenue growth was led by a $2.6 million increase at Alcadon AB, representing a 26% increase in local currency, primarily due to strong sales of OptiSwitch® and by a $1.7 million increase at Interdata due in part to recognition of previously deferred revenue upon customer acceptance of a significant project. All revenue in the Network Integration group was generated in Europe. Revenue would have been $0.8 million lower in 2011 had foreign currency exchange rates remained the same as they were in 2010. Network Integration revenue in the fourth quarter of 2010 was $45.0 million, reflecting normal seasonality.

Network Integration gross margin for the first quarter of 2011 was 24%, down from 33% in the first quarter of 2010 and up slightly from 23% reported in the fourth quarter of 2010. The year-over-year decrease was driven by a decline in average gross margins from 33% to 24% partially offset by a 14% increase in revenues, and favorable changes in the exchange rate. The largest decrease was at Interdata which had unusually high margins in the first quarter last year compared to the rest of the year and a decrease in the proportion of revenue from services. Tecnonet's decrease, which also had a significant impact on the overall margin, also had unusually high margins in the first quarter of 2010 and relatively low margins in the current quarter, though the current quarter was within Tecnonet's normal range. Tecnonet sees margin fluctuations from period to period due to the portion of revenues from product sales, solution sales, and services. Alcadon's gross margins increased slightly compared to full-year 2010 results, but also decreased compared to the first quarter of 2010.

Network Integration SG&A for the first quarter of 2011 was $6.2 million, a decrease of $1.1 million, or 14%, when compared with $7.3 million reported in the first quarter of 2010. As a percentage of sales, SG&A was 17%, a decrease of 5 percentage points when compared with the first quarter of 2010. This decline was primarily the result of reduced G&A expense, offset slightly by an increase in sales and marketing expense. When compared with the fourth quarter of 2010, SG&A declined by $1.5 million, or 19%. As a percentage of sales, SG&A was 17% in the fourth quarter of 2010.

Network Integration operating income in the first quarter of 2011 was $2.6 million compared to operating income of $3.4 million in the first quarter of 2010.

About MRV Communications, Inc.
MRV Communications, Inc. is a leading global provider of carrier Ethernet, WDM optical transport, infrastructure management equipment and solutions, as well as network integration and managed services.  MRV's solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure.  MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs.  Through its subsidiaries, MRV operates R&D centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements
This press release contains statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "could", "forecasts," "projects," variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur or that expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.
For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the period ended March 31, 2011, copies of which may be obtained by contacting MRV's investor relations department or at MRV's website at http://www.mrv-corporate.com or from the SEC's EDGAR website at http://www.sec.gov.
All information in this release is as of March 31, 2011 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

MRV Communications, Inc.
Statement of Operations
(In thousands, except per share data)

	Three months ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Revenue:
Product revenue	$50,752	$47,601
Service revenue	13,117	13,310
Total revenue	63,869	60,911
Cost of sales	38,426	32,339
Gross profit	25,443	28,572
Operating expenses:
Product development and engineering	6,215	5,537
Selling, general and administrative	17,883	19,274
Total operating expenses	24,098	24,811
Operating income	1,345	3,761
Interest expense	(266)	(213)
Gain from settlement of deferred consideration obligation	—	520
Other income, net	143	281
Income from continuing operations before income taxes	1,222	4,349
Provision for income taxes	1,766	1,446
Income (loss) from continuing operations	(544)	2,903
Income from discontinued operations, net of income taxes of $253 in 2010	—	1,439
Net income (loss)	(544)	4,342
Less:
Net income from continuing operations attributable to noncontrolling interests	—	720
Net income (loss) attributable to MRV	$(544)	$3,622
Net income (loss) from continuing operations attributable to MRV	$(544)	$2,183
Net income (loss) attributable to MRV per share - basic:
From continuing operations	$0.00	$0.01
From discontinued operations	$0.00	$0.01
Net income (loss) attributable to MRV per share - basic	$0.00	$0.02
Net income (loss) attributable to MRV per share - diluted:
From continuing operations	$0.00	$0.01
From discontinued operations	$0.00	$0.01
Net income (loss) attributable to MRV per share - diluted	$0.00	$0.02
Weighted average number of shares:
Basic	157,572	157,629
Diluted	157,572	158,031

MRV Communications, Inc.
Balance Sheet
(In thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$146,888	$141,569
Short-term marketable securities	7,252	13,474
Restricted time deposits	1,812	1,813
Accounts receivable, net	58,758	62,515
Other receivables	16,923	15,294
Inventories	40,349	41,327
Deferred income taxes	2,444	2,511
Other current assets	10,065	10,625
Total current assets	284,491	289,128
Property and equipment, net	8,810	8,541
Goodwill	27,658	26,501
Deferred income taxes, net of current portion	1,878	2,125
Other assets	362	571
Total assets	$323,199	$326,866

Liabilities and equity
Current liabilities:
Short-term debt	$15,352	$18,036
Deferred consideration payable	4,615	4,615
Accounts payable	28,774	32,938
Accrued liabilities	20,973	23,722
Deferred revenue	17,175	14,894
Other current liabilities	3,011	2,167
Total current liabilities	89,900	96,372
Other long-term liabilities	8,437	9,393
Commitments and contingencies

MRV stockholders' equity:
Preferred Stock, $0.01 par value: Authorized - 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized - 320,000 shares
Issued - 160,128 shares in 2011 and 160,038 shares in 2010
Outstanding - 157,435 shares in 2011 and 157,600 shares in 2010	270	270
Additional paid-in capital	1,411,087	1,410,234
Accumulated deficit	(1,200,896)	(1,200,352)
Treasury stock - 2,692 shares in 2011 and 2,437 in 2010	(3,271)	(2,846)
Accumulated other comprehensive income	17,672	13,795
Total MRV stockholders' equity	224,862	221,101
Total liabilities and stockholders' equity	$323,199	$326,866

Contacts
Investor Relations:
MRV Communications, Inc.
(818) 886-MRVC (6782)
ir@mrv.com
or

CJP Communications for MRV
Thomas J. Rozycki, Jr.
(212) 279-3115 x208
trozycki@cjpcom.com

Media Relations:
MRV Communications, Inc.
pr@mrv.com